Exhibit 10.1

AMENDMENT NO. 1 TO

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

This Amendment No. 1 to Collaborative Research and License Agreement (this “Amendment”), dated November 10, 2006, amends the Collaborative Research and License Agreement entered into as of December 27, 2005 (the “Agreement”) by and between AstraZeneca AB, a company limited by shares organized and existing under the laws of Sweden (“AstraZeneca”), and Targacept, Inc., a Delaware (USA) corporation (“Targacept”).

WHEREAS AstraZeneca and Targacept desire to amend the Agreement in accordance with Section 17.6 thereof;

NOW, THEREFORE, AstraZeneca and Targacept, intending to be legally bound, hereby agree as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

2. Section 1.80 is hereby amended by deleting the text in its entirety and replacing it with the following.

““Contract Quarter” means, for each Contract Year, each of the periods from (a) February 1 (or, for the first Contract Year, the Effective Date) through March 31, (b) April 1 through June 30, (c) July 1 through September 30 and (d) October 1 through January 31.”

3. Section 1.134 of the Agreement is hereby amended by deleting the text in its entirety and replacing it with the following.

““Framework” means the structural framework of a compound determined in accordance with the guidelines set forth in Schedule 1.134.”

4. Section 1.236 is hereby amended by deleting the text in its entirety and replacing it with the following.

““Pre-Phase IIb Program” means (a) the non-clinical and clinical development program as set forth in the Pre-Phase IIb Plan and (b) in the event that either (i) this Agreement is terminated by AstraZeneca in accordance with Section 11.2.1(a), by Targacept in accordance with Section 11.2.1(b) or by mutual agreement upon completion of the Pre-Phase IIb Plan or (ii) Section 3.3.2(b) and Section 3.3.2(b)(2) apply, all other non-clinical and clinical research and development activities (including Manufacturing (as defined in Section 16.18.1(f)) activities, but excluding all non-clinical and clinical research and development activities, if any, evaluating the combined effects or combined activity of Ispronicline and any compound outside of the Collaboration that is Controlled by AstraZeneca) conducted with respect to Ispronicline during the period beginning on the Effective Date and ending on the effective date of such termination (including for purposes of Sections 1.42 and 11.3.1).””

5. Section 1.263 is hereby amended by deleting the text in its entirety and replacing it with the following.

““ROFN Collaboration” means any transaction between Targacept or any of its Affiliates and a Third Party for the purpose of collaborating, or licensing such Third Party, to research, develop, commercialize or otherwise Exploit compounds or products for which prophylactic or therapeutic activity is known to be derived in any material respect through any Exclusivity Mechanism for one or more ROFN Indications in the Territory, but excluding any transaction with (a) a Third Party involving (i) an agreement or arrangement (A) with a contract manufacturer solely to manufacture or (B) with a contract sales organization solely to promote products, (ii) any fee-for-service or sponsored research agreement or arrangement where Targacept retains rights to any resulting Technology or Patent Rights, or (iii) any other agreement or arrangement involving the payment to Targacept or any of its Affiliates of governmental research or grant funding or research or grant funding from a non-profit organization or (b) The Stanley Medical Research Institute.”

6. Section 4.1.1 is hereby amended by deleting the penultimate sentence thereof and replacing it with the following:

“For purposes of further clarity, (i) in addition to AstraZeneca Research Activities, AstraZeneca shall have the right, in its sole discretion, to conduct research and development activities other than AstraZeneca Research Activities with respect to Collaboration Compounds, Candidate Drugs and Products during the Term, including by generating Derivatives with respect thereto, and (ii) the Research Program (or, if applicable, an Additional Research Program) shall include research activities, if any, specified in the Research Plan, any Annual Research Plan or any Additional Research Plan, or in an amendment to any of the foregoing, or approved by the JRC (including specifically by both Targacept’s and AstraZeneca’s representatives on the JRC, voting collectively in accordance with Section 2.2.3, without resort to the dispute resolution procedures set forth in Section 2.1.5), to be performed by or on behalf of Targacept, alone or jointly with Third Parties, with respect to any Collaboration Compound, Candidate Drug (including Ispronicline) or Product or Licensed Derivative or Additional Compound with respect to any of the foregoing (including TC-1827).”

7. Section 8.2.3(a) and Section 8.2.3(b) are hereby amended by deleting each reference therein to “Development or Commercialization” and replacing it with a reference to “research, development or commercialization.”

8. Section 9.1.3 is hereby amended by deleting the first sentence in its entirety and replacing it with the following:

“Subject to the license grants and assignments under Article 8 and except as provided in Section 9.1.4, the Parties shall each own an equal, undivided interest in (a) any and all (i) Technology conceived, discovered, developed or otherwise made, as necessary to establish authorship, inventorship or ownership under Applicable Laws in the United States, by or on behalf of a Party (or its Affiliates), jointly by or on behalf of Targacept (or its Affiliates or, to the extent permitted by their agreements therewith, their respective licensees and Sublicensees), on the one hand, and AstraZeneca (or its Affiliates or, to the extent permitted by their agreements therewith, their respective licensees and Sublicensees) on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable, and (ii) data and results (including any negative results) generated in the conduct by either Targacept or AstraZeneca, alone or jointly with Third

Parties, of research or development activities with respect to compounds that are Controlled neither by Targacept nor by AstraZeneca, in each case or any Affiliate thereof, that are approved by the JRC or JDC ((i) and (ii), collectively, “Joint Technology”), and (b) Patent Rights that contain one or more claims that cover Joint Technology (the “Joint Patent Rights”).

9. Section 11.3.1(c) is hereby amended by deleting “Pre-Phase IIb Program Patent Rights” and replacing it with “AstraZeneca Pre-Phase IIb Program Patent Rights.”

10. As expressly amended by this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, AstraZeneca and Targacept have executed this Amendment as of the date first written above.

TARGACEPT, INC.		ASTRAZENECA AB (publ)

By:	/s/ J. Donald deBethizy	By:	/s/ Martin Nicklasson
Name:	J. Donald deBethizy	Name:	Martin Nicklasson
Title:	President and CEO	Title:	President & CEO

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